Exhibit 5.1

Writer’s Direct Dial: (516) 663-6600

Writer’s Direct Fax: (516) 663-6601

February 13, 2019

Bionik Laboratories Corp.

483 Bay Street, N105

Toronto, ON M5G 2C9

Re:	Registration Statement on Form S-1

Registration No.: 333-228044

Ladies and Gentlemen:

We have acted as counsel for Bionik Laboratories Corp. (the “Company”) in connection with the preparation and filing of that certain Registration Statement on Form S-1, as amended (Registration No.: 333-228044; the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, with respect to the registration of: (a) an aggregate of up to $10,000,000 of units (“Units”), each Unit consisting of (i) one share (collectively, the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”) and (ii) one warrant to purchase one share of Common Stock (collectively, the “Purchaser Warrants”); (b) Common Stock issuable upon exercise of the Purchaser Warrants (the “Purchaser Warrant Shares”); (c) up to $1,500,000 of additional shares of Common Stock pursuant to over allotments, if any (the “Over-Allotment Shares”); (d) up to $1,500,000 of additional warrants to purchase shares of Common Stock pursuant to over-allotments, if any (the “Over-Allotment Warrants”); (e) Common Stock issuable upon exercise of the Over-Allotment Warrants (the “Underlying Over-Allotment Warrant Shares”); (f) up to $960,000 of warrants to purchase shares of Common Stock, issuable to the underwriters named in the Registration Statement (the “Representative’s Warrant”); and (g) Common Stock issuable upon exercise of the Representative’s Warrant (the “Underlying Representative’s Warrant Shares”).

The offering of the Units, Shares, Purchaser Warrants, Purchaser Warrant Shares, Over-Allotment Shares, Over-Allotment Warrants, Underlying Over-Allotment Warrant Shares, Representative’s Warrant and Underlying Representative’s Warrant Shares (collectively, the “Securities”) will be as set forth in the prospectus contained in the Registration Statement, and as supplemented by one or more supplements to the prospectus (the “Prospectus”).

As counsel to the Company in connection with the proposed issuance and sale of the Securities, we have examined the originals or copies of such documents, corporate records and other instruments and undertaken such further inquiry as we have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Registration Statement, the Purchaser Warrants and the Representative’s Warrant, corporate resolutions authorizing the issuance of the Securities and the Certificate of Incorporation and Bylaws of the Company, including amendments thereto. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us; (c) the conformity to the originals of all documents submitted to us as copies; (d) the genuineness of all signatures contained in the records, documents, instruments and certificates we have reviewed; and (e) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

February 13, 2019

Based on and subject to the foregoing, we are of the opinion that:

1.	The Units consisting of the Shares and the Purchaser Warrants, have been authorized for issuance by the Company and, when issued and delivered against payment therefor as set forth in the Registration Statement and in accordance with the terms of the Underwriting Agreement referenced in the Registration Statement (the “Underwriting Agreement”), will be validly issued, fully paid and non-assessable and will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with its terms;

2.	The Shares and the Over-Allotment Shares have been authorized for issuance by the Company and, when issued and delivered against payment therefor as set forth in the Registration Statement and in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable;

3.	The Purchaser Warrants and the Over-Allotment Warrants have been authorized and, when issued and delivered against payment therefor as set forth in the Registration Statement and in accordance with the terms of the Underwriting Agreement, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with its terms;

4.	The Purchaser Warrant Shares and Underlying Over-Allotment Warrant Shares have been authorized for issuance by the Company and when issued upon the due exercise of the Purchaser Warrants and/or Over-Allotment Warrants, as the case may be, in accordance with its or their terms, will be validly issued, fully paid and non-assessable;

5.	The Representative’s Warrant has been authorized and, when issued and sold in accordance with the Underwriting Agreement and duly executed and delivered by the Company to the underwriters referenced in the Underwriting Agreement in accordance with the Underwriting Agreement, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with its terms; and

6.	The Underlying Representative’s Warrant Shares have been authorized for issuance by the Company and when issued upon the due exercise of the Underlying Representative’s Warrant in accordance with its terms, will be validly issued, fully paid and non-assessable.

The opinions expressed in paragraphs 1, 3 and 5 above with respect to the enforceability of the Units, Purchaser Warrants and Representative’s Warrant may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether any of the Units, Purchaser Warrants or the Representative’s Warrant is considered in a proceeding in equity or at law).

February 13, 2019

The information set forth herein is as of the date hereof. We assume no obligation to advise you of changes that may hereafter be brought to our attention. We are members of the Bar of the State of New York. We do not express any opinion concerning the laws of any jurisdiction other than (i) the State of New York, (ii) the Federal laws of the United States and (iii) the Delaware General Corporation Law. Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy that may be enacted or adopted after the date hereof, nor do we assume any responsibility to advise you of future changes in our opinion. We do not express an opinion on any matters other than those expressly set forth in this letter.

No opinion is expressed herein with respect to the qualification of the Securities under the securities or blue sky laws of any state or any foreign jurisdiction.

We hereby consent to the use and filing of this opinion as an exhibit to the Registration Statement as filed with the Securities and Exchange Commission and to the reference to our firm under the heading “Legal Matters” in the Prospectus and the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Ruskin Moscou Faltischek, P.C.

RUSKIN MOSCOU FALTISCHEK, P.C.